Exhibit (a)(5)(D)

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain (312) 384-8041	Jim Polson: 1-866-268-4744

Neutral Tandem Announces Commencement of Tender Offer to Purchase up to $50 Million of Common Stock

CHICAGO, May 12, 2011 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced that it has converted its previously announced $50 million stock repurchase program into, and has concurrently commenced, a “Dutch auction” tender offer to purchase up to $50 million of its common stock at a price not less than $15.50 per share or more than $18.00 per share. The number of shares proposed to be purchased in the tender offer (at the minimum purchase price of $15.50 per share) represents approximately 9.37% of the Company’s currently outstanding common shares. The reported closing price per share of the Company’s common stock on the Nasdaq Stock Market on April 18, 2011, last full trading day prior to the announcement of the Company’s intention to conduct the tender offer, was $14.41 per share. The last reported sales price per share of the Company’s common stock on the Nasdaq Stock Market on May 11, 2011 was $16.13 per share.

The tender offer will expire on June 13, 2011 at 5:00 P.M., New York City time, unless extended. Tenders of shares of the Company’s common stock must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. The tender offer is subject to a number of terms and conditions described in the Offer to Purchase that will be distributed to stockholders.

On the terms and subject to the conditions of the tender offer, Neutral Tandem’s stockholders will have the opportunity to tender some or all of their shares of common stock within the price range established by the Company. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per share within the range that will enable it to buy $50 million of its common stock or a lesser amount depending on the number of shares properly tendered and not properly withdrawn. If, based on the final purchase price determined in the tender offer, more than $50 million in value of common stock are properly tendered and not properly withdrawn, the Company will purchase shares of common stock tendered at or below the per share purchase price on a pro rata basis, subject to the conditional tender offer provisions described in the Offer to Purchase. In accordance with the rules of the Securities and Exchange Commission, the Company may under certain circumstances, and reserves the right to, purchase in the tender offer an additional amount of shares, not to exceed 2% of its outstanding common stock, without amending or extending the tender offer.

All shares that are acquired in the tender offer will be acquired at the same purchase price, including shares that are tendered at a lower price. Stockholders whose shares are purchased in the tender offer will be paid the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer. The tender offer is not contingent on any minimum number of shares being tendered. However, the tender offer is subject to a number of other conditions specified in the Offer to Purchase that will be distributed to Neutral Tandem’s stockholders.

The Dealer Manager for the offer is Deutsche Bank Securities Inc. Questions concerning the tender offer may be directed to Deutsche Bank Securities Inc. at (855) 306-3986 (call toll free). Georgeson Inc. is the Information Agent for the tender offer and any questions concerning the tender offer or requests for copies of the Offer to Purchase, Letter of Transmittal and related documents should be directed to Georgeson Inc. by calling (212) 440-9800 (banks and brokerage firms) or (888) 219-8320 (all others toll free). Computershare Trust Company, N.A. is the Depositary for the tender offer. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered stockholders and will also be made available for distribution to beneficial owners of the Company’s common stock.

Neither Neutral Tandem, Inc. nor any member of its Board of Directors, nor the Dealer Manager, the Depositary or the Information Agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decisions as to how many shares they will tender, if any, and the price, within the stated range, at which they will offer their shares for purchase by the Company.

NEUTRAL TANDEM’S DIRECTORS AND OFFICERS HAVE INFORMED THE COMPANY THAT THEY DO NOT INTEND TO TENDER COMMON SHARES IN THE OFFER.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF NEUTRAL TANDEM’S COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT NEUTRAL TANDEM WILL BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND

RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Holders of common stock will be able to obtain these documents free of charge on the Company’s website at www.neutraltandem.com, the SEC’s website at www.sec.gov, or at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, holders of common stock may request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting Georgeson Inc., the Information Agent for the Offer, by telephone at (888) 219-8320 (toll-free), or in writing to 199 Water Street, 29th Floor, New York, New York 10038.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with Tinet’s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites worldwide, the company is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and a leading IPv6 network worldwide. Please visit Neutral Tandem’s website at www.neutraltandem.com and follow us on Twitter@NeutralTandem.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform currently pending at the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market international voice services and Ethernet services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; the ability to develop and provide other new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.